EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated April 26, 2023, related to the consolidated financial statements of Noyack Logistics Income REIT II, Inc., as of December 31, 2022, and for the period from January 20, 2022 (Inception) to December 31, 2022.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

June 29, 2023